Exhibit 1

JOINT FILING AGREEMENT

This joint filing agreement (this “Agreement”) is made and entered into as of this 19th day of January 2022, by and among Orion Healthcare Acquisition Partners, LLC, Beau Garverick, Randy Simpson and JP Gutfreund.

The parties to this Agreement hereby acknowledge and agree that the foregoing statement on Schedule 13G in respect of the shares of Class A common stock, par value $0.0001 per share, of Orion Acquisition Corp. is filed on behalf of each of the parties to this Agreement and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The parties to this Agreement acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Orion Healthcare Acquisition Partners, LLC

By:	/s/ Beau Garverick
Name:	Beau Garverick
Title:	Manager

By:	/s/ Randy Simpson
Name:	Randy Simpson
Title:	Manager

By:	/s/ JP Gutfreund
Name:	JP Gutfreund
Title:	Manager

Beau Garverick

By:	/s/ Beau Garverick
Name:	Beau Garverick

Randy Simpson

By:	/s/ Randy Simpson
Name:	Randy Simpson

JP Gutfreund

By:	/s/ JP Gutfreund
Name:	JP Gutfreund